Exhibit (9)(iii) under Form N-1A
                                                Exhibit 10 under 601/Reg. S-K


                             SERVICES AGREEMENT

   This Agreement is made as of the 2nd day of May, 1994 between: (1) Fidelity Brokerage Services, Inc. ("FBSI") and National Financial Services Corporation ("NFSC") (together "Fidelity"), and (2) the undersigned ("Fund/Agent").

                                  RECITALS

A. Fund/Agent is either (i) an open-end investment company with one or more series or classes of shares (each such series or class of shares a "Fund"),
(ii) an investment adviser to or administrator for the Funds, (iii) the principal underwriter or distributor for the Funds, or (iv) the transfer agent for the Funds.

B. Fund/Agent wishes to have Fidelity provide to Fund/Agent or on its behalf certain administrative services with respect to beneficial owners of shares ("Shareholder(s)") of such Funds which Fidelity makes available to Shareholders through securities brokerage accounts carried by NFSC on behalf of FBSI or correspondents of NFSC ("Correspondents").

C. Fidelity agrees to provide such services on the terms and conditions set forth herein.

                                  AGREEMENT

   THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:
I. SHAREHOLDER SERVICES

A. Shareholder Account Set-Up and Maintenance - To facilitate Shareholders' ownership of shares of any Fund, Fidelity shall provide to FBSI and Correspondents adequate facilities and procedures to: (1) establish and maintain Fund investments on behalf of Shareholders within a consolidated brokerage account(s) on the Fidelity transaction processing and recordkeeping system, and (2) access Shareholders' current Fund information including, but not limited to, share balances, dividend information and transaction history.

B. Shareholder Assistance - Fidelity shall make available to Correspondents any information maintained by Fidelity as may be necessary for Correspondents to support and resolve Shareholder servicing inquiries. Fidelity personnel will assist Correspondents in the investigation of Shareholder inquiries when necessary. FBSI will support Shareholder service inquiries from Shareholders who maintain brokerage accounts with FBSI.

C. Transaction Processing and Settlement - The Fidelity transaction processing system shall enable Shareholders to purchase, redeem and exchange shares of Funds available through Fidelity. NFSC shall facilitate settlement with each Fund of Shareholder transactions in such Fund insofar as such transactions are transmitted to NFSC by FBSI or Correspondents on behalf of Shareholders.

D. Shareholder Account Statement Preparation and Distribution - With respect to each Shareholder holding Fund investments through Fidelity, Fidelity shall deliver or cause to be delivered to such Shareholder monthly statements when there has been activity in such Shareholder's brokerage account during such month, or quarterly statements during periods when there has been no monthly account activity. Statements will include transaction detail for the statement period for each Fund in which shares were purchased, redeemed or exchanged, and a summary of the number of Fund shares owned and share value thereof as of the statement date to the extent such value is provided by the Fund.

E. Confirmation, Preparation and Distribution - Fidelity shall generate a written confirmation for each purchase, redemption and exchange transaction affecting each Shareholder's Fund investments held through Fidelity to the extent such confirmation is required, and such confirmation shall be distributed to Shareholders through or on behalf of FBSI or Correspondents.

F. Payment of Fund Distributions - NFSC shall distribute to Shareholders all dividend, capital gain or other payments authorized by the Fund and distributed to and received by NFSC, and such distributions shall be credited to Shareholders in accordance with the instructions provided by each Shareholder, including but not limited to dividend reinvestment into the Fund, or cash payments of distributions.

G. Prospectus Fulfillment - Fund/Agent agrees to make available to Fidelity prospectuses for each Fund meeting the requirements of applicable law. To the extent a prospectus is required to be delivered to a Shareholder in connection with a purchase or exchange of Fund shares, Fidelity agrees to provide each Shareholder with such a prospectus within the time required by applicable law.

   Fund/Agent acknowledges and agrees that Fidelity is not responsible for
(i) the compliance of any prospectus or supplement thereto, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules or regulations, (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws or (iii) the compliance by any Fund or Fund/Agent or any "affiliated person" (as that term is defined in the rules under the Investment Company Act of 1940, as amended), with any applicable federal or state law, rule, or regulation or the rules and regulations of any self-regulatory organization with jurisdiction over such Fund, Fund Agent or affiliated person.

H. Account Level Tax Reporting - NFSC shall provide to Shareholders through FBSI or Correspondent such reports and information as may be required by the then-prevailing laws and regulations under the Internal Revenue Code for non-retirement accounts and qualified and non-qualified retirement plan accounts.

II.REPRESENTATIONS AND WARRANTIES

A. Fund/Agent represents and warrants that:

   (1) it has the requisite authority to enter into this agreement on its own behalf and on behalf of the Fund(s), and

   (2)    that the payment to NFSC of any fees pursuant hereto:

      (a) has been duly authorized by the Fund(s), the Board of Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;

      (b) is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required, and

      (c) is and will remain in material conformity with all federal and state laws or regulations and self-regulatory organization rules to which the Fund or its agents are subject.

B. FBSI and NFSC each represent and warrant that:

   (1) it is a corporation duly organized under the laws of the Commonwealth of Massachusetts and is duly registered and/or qualified as a broker/dealer with the SEC, NASD and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

   (2) the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action in its part, and this Agreement constitutes the valid and binding obligations of FBSI and NFSC; and

   (3) it is and will remain in material conformity with all federal and state laws or regulations and self-regulatory organization rules to which FBSI or NFSC or their agents are subject.

C. Each party hereto represents and warrants that it shall provide to the others such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may adopt from time to time.

III. FEES

   For the services provided by Fidelity hereunder, Fund/Agent shall pay to NFSC a fee with respect to each Fund, which fee shall be based upon a percentage per annum of the average daily value of the aggregate number of shares of the Fund held by NFSC for the accounts of customers of FBSI and Correspondents. Such fee shall be calculated and paid in accordance with Exhibit A hereto.

   In the event the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the fees due NFSC.

IV.INDEMNIFICATION

   Fund/Agent shall indemnify and hold harmless Fidelity and each officer, employee and agent of Fidelity from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of (i) any inaccuracy or omission in any prospectus or supplement thereto, registration statement, annual report or proxy statement, of any Fund or Fund/Agent or any advertising or promotional material generated by any Fund or Fund/Agent, (ii) any breach by Fund/Agent of any representation, warranty, convenant, or agreement contained in this Agreement and (iii) any action taken or omitted to be taken by Fidelity pursuant to this Agreement in reliance on any such representation, warranty, covenant or agreement by Fund/Agent, except to the extent such Losses result from Fidelity's breach of the Agreement, willful misconduct, or gross negligence.

Fidelity shall indemnify and hold harmless Fund/Agent and each officer, employee and agent of Fund/Agent from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of (i) any breach by Fidelity of any representation, warranty, covenant, or agreement contained in this Agreement and (ii) any action taken or omitted to be taken by Fund/Agent pursuant to this Agreement in reliance on any such representation, warranty, covenant, or agreement by Fidelity, except to the extent such Losses result from Fund/Agent's breach of this Agreement, willful misconduct, or gross negligence.

V. CONFIDENTIALITY

   Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement other than through publicly available sources (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section V shall continue in full force and effect notwithstanding the termination of this Agreement.

VI.DURATION AND TERMINATION OF AGREEMENT

   With respect to any Fund, this Agreement shall become effective upon the date such Fund is identified on Exhibit B, and this Agreement is approved by the Fund or its Board of Trustees if such approval is required, and shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated and subject to any periodic approval required by the Fund or its Board of Trustees. This Agreement is terminable as to any Fund by any party upon 90 days written notice thereof to the other parties or upon default hereof provided that such default shall not terminate this Agreement to the extent the defaulting party has been notified of such default by the non-defaulting party and the defaulting party cures such default within 10 business days of notice of such default.

In addition, this Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by the vote of a majority of the members of the Board of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund's Shareholder Services Plan or in any related documents to the Shareholder Services Plan.

   After the date of termination as to any Fund, no fee will be due with respect to any shares of such Fund that are first placed or purchased in Fidelity or Correspondent customer accounts after the date of such termination. However, notwithstanding any such termination, Fund/Agent, and any successor or assignee, will remain obligated to pay NFSC the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the Fidelity or Correspondent account, but only so long as the Shareholder Services Agreement between the Fund and Fund/Agent, or any successor or assignee, remains in effect. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.



VII. MISCELLANEOUS

A. Custody - Fund/Agent acknowledges that Fund shares maintained by the Fund for Shareholders hereunder are held in custody for the exclusive benefit of customers of NFSC or its Correspondents and shall be held free of any right, charge, security interest, lien or claim against NFSC in favor of the Fund or its agents acting on behalf of the Fund.
B. Transaction Charges - During the term of this Agreement, FBSI shall not assess against or collect from its brokerage customers any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the fee due pursuant to Section III hereof. The parties acknowledge and agree that FBSI reserves the right to collect such transaction fees from certain customers (including "Active Traders," as FBSI may define that term) for certain special trading services and from other customers upon such other customers' redemption of certain shares.

C. Use of Fidelity Investments Name - Fund/Agent will not, nor will Fund/Agent cause or permit any Fund to, describe or refer to the name "Fidelity Investments" or any derivation thereof, or to FMR Corp. or any affiliate thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Fidelity.

D. Nonexclusivity - Fund/Agent acknowledges that Fidelity may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies.

E. Force Majeure - Neither Fidelity nor its affiliates shall be liable to Fund/Agent or any Fund, nor shall Fund/Agent or any Fund or their affiliates be liable to Fidelity for any damage, claim, or other loss whatsoever caused by circumstances or events beyond its reasonable control.

F. Notices - All notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

if to Fidelity, to:
               Fidelity Investments
               82 Devonshire Street, R20A
               Boston, MA  02109
               Attn:  Donna Morris

if to Fund/Agent, to:

               Federated Shareholder Services
               Attn:  John W. McGonigle
               1001 Liberty Avenue
               Pittsburgh, PA  15222-3779

G. This Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties.

H. This Agreement may not be transferred or assigned by either Fund/Agent or Fidelity, and shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

I. Proxies: Fidelity agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Fund in opposition to proxies solicited by management of the Fund, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees or Directors of the Fund constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This Subsection I will survive the term of the Agreement.

J. Fund and Fund/Agent's Names: Unless otherwise agreed to in writing by the parties, references to the Fund/Agent and any Fund may only appear in:

   i. Direct mail pieces to existing Fidelity customers;
  ii. Fidelity Focus
 iii. Fidelity Performance Directory
  iv. FundsNetwork newsletters
   v. Segment Newsletters
  vi. Fidelity On-Line Express
 vii. Brokerage Fulfillment kits

Fidelity will not use the Fund/Agent's name or the name of any Fund in any advertisements, promotional materials or other communications with the general public.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Federated Shareholder Services  Fidelity Brokerage Services, Inc.


By:/s/Jeffrey R. Niss           By:/s/Donna Morris

Title:  Senior Vice President                              Title:  Senior
Vice President
Fund or
Company:

                                National Financial Services Corporation


                                By:/s/Robert J. Adams

                                Title:  Director



                                  EXHIBIT A

           Calculation and Payment of Fees Pursuant to Section III

1. Except as provided in paragraph 2 below, for the services provided by Fidelity hereunder, Fund/Agent shall pay to NFSC a fee with respect to each Fund, calculated daily and paid monthly in arrears, equal to (1) .35 percent per annum with respect to non-Fixed Income Funds and (2) .25 percent per annum with respect to Fixed Income Funds (as defined below) of the daily market value of the total number of shares of such Fund held in accounts at NFSC (determined by multiplying the number of such shares times the publicly-reported net asset value of each share), excluding the value of (i) shares as to which a brokerage customer may pay a transaction fee to FBSI because such customer has been defined as an Active Trader, and (ii) shares held in a brokerage account prior to the effective date of the Agreement as to the Fund issuing such shares, and (iii) shares first placed or purchased in a brokerage account after the termination of the Agreement as to the Fund/Agent issuing such shares. The total number of shares of all Funds with respect to which a fee will be due to Fidelity hereunder shall be referred to in this Exhibit A as "Participating Assets". For the purposes of Exhibit A, Fixed Income Fund shall be defined as any Fund whose underlying portfolio at the time of the calculation of the fee is not less than 80% invested in fixed income instruments.

2. With respect to non-Fixed Income Funds, Fidelity shall calculate the total market value of Participating Assets for each Fund/Agent two times per calendar year, once as of Fidelity's brokerage month end in June and once as of Fidelity's brokerage month end in December. In the event that as of any such month-end the total value of Fund/Agent Participating Assets equals or exceeds the amount(s) set forth below, then the fee due Fidelity with respect to total Participating Assets shall be adjusted prospectively as of such month-end to the per annum fee set forth opposite the total value of Participating Assets. The new fee will apply on a per annum basis going forward, calculated daily and paid monthly in arrears, on all participating assets until the next evaluation date.

     Total Value of Fund/Agent
      Participating Assets         Per Annum Fee

     $100 million up to $500 million .30%
     over $500 million               .25%

In all other respects, the fee due Fidelity shall be calculated and payable in accordance with this Agreement and Exhibit A.

3. Subsequent to each month-end, NFSC shall send to Fund/Agent a statement of the market value of shares of the Fund for which the fee is calculated for the preceding month, together with a statement of the amount of such fee. In the calculation of such fee, NFSC records shall govern unless Fund/Agent can demonstrate that the number of shares or Fund price(s) used in such calculation is inaccurate.

4. Fund/Agent shall pay to NFSC such fee within 30 days after Fund/Agent's receipt of such statement. Such payment shall be by wire transfer or other form acceptable to NFSC and shall be separate from payments related to redemption proceeds and distributions.



                                  EXHIBIT B

                  FUNDS PARTICIPATING IN SERVICES AGREEMENT

Fund Name                CUSIP      Trading Symbol  Date

Federated High Yield Trust            314197104   FHYTX     May 2, 1994
Federated Growth Strategies Fund      314190109   FGTRX     Nov 14, 1994
Federated Stock Trust    313900102    FSTKX       Nov 14, 1994
Federated US Gov't Bond Fund          314284100   FEDBX     Nov 14, 1994
Federated Stock & Bond Fund, Inc.     86101A104   FSTBX     Nov 14, 1994
Federated Short-Term Income Fund      314206308   FSISX     May 2, 1994
Intermediate Income Fund 31420C506    N/A         May 2, 1994
Intermediate Municipal Trust                           May 2, 1994
Federated Mid-Cap Fund                            August, 1995
Federated Mini-Cap Fund                           August, 1995
Fed. Ohio Intermediate Municipal Trust            November, 1995
Fed. Pennsylvania Intermediate Municipal Trust         November, 1995

Institutional Service Shares of:
 Federated U.S. Government Securities
  Fund:  1-3 Years       313901209    FSGIX       May 2, 1994
 Federated ARMs Fund     314082207    FASSX.      May 2, 1994
 Federated U.S. Government Securities
  Fund:  2-5 Years       314200205    FIGIX       May 2, 1994
 Federated Income Trust  314199209    FITSX       May 2, 1994
 Fed Short-Term Municipal Trust       825253206   FSHSX     May 2, 1994
 Federated GNMA Trust    314184201    FGSSX       May 2, 1994
 Federated Max-Cap Fund  31420E403    N/A         Nov. 14, 1994
 Fed. U.S. Government Securities Fund:  5-10 Years          February, 1996

Class A Shares of:
 Fed. American Leaders Fund, Inc.     027128107   FALDX     Nov. 14, 1994
 Federated Equity Income Fund, Inc.   530461102   LEIFX     Nov. 14, 1994
 Federated Municipal Securities
  Fund, Inc.             530900109    LMSFX       Nov. 14, 1994
 Fed. International Equity Fund       46031P908   FTITX     Nov. 14, 1994
 Fed. International Income Fund       46031P100   FTIIX     Nov. 14, 1994
 Fed. Strategic Income Fund           338319700   N/A  Nov. 14, 1994
 Fed. World Utility Fund 981487101    N/A         Nov. 14, 1994
 Fed. Fund for U.S. Government
  Securities, Inc.                                November, 1995

Select Shares of:
 Federated Managed Aggressive
  Growth Fund            56166K800    N/A         Nov. 14, 1994
 Federated Managed Growth Fund        56166K602   N/A  Nov. 14, 1994
 Federated Managed Growth &
  Income Fund            56166K404    N/A         Nov. 14, 1994
 Federated Managed Income Fund        56166K206   N/A  Nov. 14, 1994



Fortress Shares of:
Fed. California Municipal Income Fund 625922109   N/A  Nov. 14, 1994
Fed. New York Municipal Income Fund   625922208   NYIFX     Nov. 14, 1994
Fortress Utility Fund    349561100    FEUTX       Nov. 14, 1994